UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2010

Attitude Drinks Incorporated

(Exact name of registrant as specified in its charter)

Delaware	(000-52904)	65-0109088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Number)

10415 Riverside Drive # 101, Palm Beach Gardens, Florida 33410-4237

(Address of principal executive offices) (Zip Code)

Telephone number: (561) 799-5053

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.02 Unregistered Sales of Equity Securities.

On March 15, 2010, Attitude Drinks, Incorporated (the “Company”) approved certain issuances of common stock and options and warrants to acquire common stock pursuant to the following agreements:

The Company agreed to issue an aggregate of 2,500,000 shares of its common stock pursuant to Endorsement Agreements with Seth Wescott and Kelly Clark dated February 22, 2010, both of whom were members of United States 2010 Winter Olympic Team.  The shares were valued at $0.03 per share.

The Company agreed to issue to the holder of a $120,000 Face Value Short Term Bridge Loan dated April 9, 2008 (“the Note”), as consideration for extending the maturity date of the Note to June 30, 2010, 240,000 shares of the its common stock and Class B warrants to purchase 240,000 shares of common stock for an exercise price of $0.05 upon the exercise of previously issued Class A Common Stock Warrants.  As additional consideration, the Company agreed to reduce the exercise price of previously issued warrants to purchase an aggregate of 540,000 shares of common stock held by the Note Holder to $0.05 per share.  The shares were valued at $0.03 per share.

The Company agreed to issue to a consultant as consideration for professional services 1,000,000 shares of its common stock and warrants to acquire 1,500,000 shares of its common stock for an exercise price of $0.05 per share. The shares were valued at $0.03 per share.

The Company agreed to issue an aggregate of 750,000 shares of its common stock and options to acquire an aggregate of 1,000,000 shares of its common stock for an exercise price of $0.03 per share to members of its Scientific Advisory Board appointed February 22, 2010.  The shares were valued at $0.03 per share.

These securities have not been issued yet.

The foregoing securities are to be issued in reliance upon an exemption from registration under Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended. All of the investors were accredited investors and/or had preexisting relationships with the Company, there was no general solicitation or advertising in connection with the offer or sale of securities, and the shares will be issued with a restrictive legend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2010

ATTITUDE DRINKS INCORPORATED

By: /s/ Roy G. Warren
Name: Roy G. Warren
Title: Chief Executive Officer

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